Exhibit 99.1

Cholestech Announces Financial Results for Third Quarter of Fiscal 2005

HAYWARD, Calif. – January 19, 2005 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	The Company reported record revenue for the quarter of $14.6 million, an increase of 9% over the prior year quarter of $13.4 million. The $14.6 million in revenue was also an increase of 7% over the previous quarter’s revenue of $13.5 million.

•	Gross margin increased 6.5 percentage points over the prior year period to 60.4% due to an increase in the average selling price (“ASP”) for products in the core LDX business, as well as improved manufacturing efficiencies.

•	Third quarter operating income was $1.7 million compared to an operating loss of $4.0 million in the prior year quarter. Excluding the impact of non-recurring items of $7.4 million and the related tax effects, operating income increased 213% over the prior year quarter from $536,000 to $1.7 million.

•	Third quarter net income per fully diluted share was $0.12, compared to net loss per fully diluted share of $0.28 in the prior year quarter. Excluding the impact of non-recurring items totaling $7.4 million, prior year third quarter net income per fully diluted share was $0.04.

Earnings Comparisons
($  per share, diluted)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	12/24/2004	12/26/2003	12/24/2004	12/26/2003
Reported net income (loss)	$0.12	($0.28)	$0.16	($0.13)
Non-recurring items	—	0.32	—	0.35

Net income excluding non-recurring items	$0.12	$0.04	$0.16	$0.22

For the fiscal 2005 third quarter ended December 24, 2004, Cholestech generated revenue of $14.6 million, representing a 9% increase over revenue of $13.4 million in the prior year quarter. Third quarter net income from continuing operations was $1.7 million, or $0.12 per fully diluted share. The third quarter was positively impacted by approximately $0.02 per share from a reduction in the effective tax rate due to increased state tax credits. This compares to the prior year quarter net loss from continuing operations of $4.0 million, or $0.28 per fully diluted share, which includes the impact of $7.4 million of expenses related to the settlement of the Roche patent litigation. Excluding the impact of these expenses, prior year quarter net income per fully diluted share was $0.04.

For the nine months ended December 24, 2004, revenue was $37.7 million, compared to revenue of $40.4 million for the prior year period. Net income from continuing operations for the first nine months of fiscal 2005 was $2.3 million or $0.16 per fully diluted share. This compares to a net loss from continuing operations of $1.8 million, or $0.13 per fully diluted share, in the first nine months of fiscal 2004 which includes the impact of $7.4 million of expenses related to the settlement of the Roche litigation and the impact of a $250,000 write-off of intangibles. Excluding the impact of these expenses, prior year quarter net income per fully diluted share was $0.22. The comparative reduction in revenue and net income for the first nine month period reflects the impact in our first quarter of the Company’s previously announced decision to eliminate quarter end discounts on large volume purchases by its distribution partners.

Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “The results of this quarter demonstrate that Cholestech has resolved the effects of the previously announced quarter-end discounting. Our third quarter earnings were driven by a 650 basis point improvement in gross margin, resulting from higher ASPs on our cassette products and by controlling operating expenses which were 45% of sales this quarter. In addition, Cholestech generated $4.9 million in free cash flow in the quarter, and our estimated worldwide installed base is approaching 20,000 LDX systems. In calendar 2005, we plan to introduce two new products to the LDX family — hs-CRP and the Lipid Profile+ALT.”

Investor Conference Call

The Company will conduct a conference call on its fiscal 2005 third quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 795-1259 or, from international locations, (785) 832-2422. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on February 2nd by dialing (800) 283-8217 or from international locations, (402) 220-0868. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the anticipated introduction of new products. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: the outcome of ongoing research and development efforts; risks inherent to the regulatory approval process and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
Jack Glenn	Jim Byers
Chief Financial Officer	Financial Dynamics
Cholestech Corporation	415-439-4504
510-781-5065	jbyers@fd-us.com
jglenn@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	12/24/2004	12/26/2003	12/24/2004	12/26/2003

Revenue	$14,573	$13,363	$37,663	$40,434

Cost of revenue	5,771	6,166	15,499	17,328

Gross profit	8,802	7,197	22,164	23,106

Operating expenses:
Sales & marketing	3,010	3,388	8,650	9,465
Research & development	1,181	754	3,055	2,360
General & administrative	2,346	2,238	7,179	6,411
Non-recurring expenses	—	7,356	—	8,036

Total operating expenses	6,537	13,736	18,884	26,272

Operating income (loss) from continuing operations	2,265	(6,539)	3,280	(3,166)

Net interest and other income	60	62	118	271
Provision for income taxes:
Current	272	(648)	377	(290)
Deferred	375	(1,878)	688	(839)

Total provision (benefit) for income taxes	647	(2,526)	1,065	(1,129)

Net income (loss) from continuing operations	1,678	(3,951)	2,333	(1,766)

Net income from discontinued operations	1	5	6	29

Net income (loss)	$1,679	($3,946)	$2,339	($1,737)

Net income (loss) per share:
Basic	$0.12	($0.28)	$0.16	($0.13)
Diluted	$0.12	($0.28)	$0.16	($0.13)

Shares used to compute net income per share:
Basic	14,333	13,988	14,241	13,880
Diluted	14,377	13,988	14,359	13,880

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	12/24/2004	3/26/2004

Cash, cash equivalents, marketable securities and long-term investments	$31,407	$23,602

Total assets	$68,843	$63,230

Long-term debt	—	—

Shareholders’ equity	$60,761	$57,278